This Agreement is made this 22nd day of March, 2017 BETWEEN: 4384768 CANADA INC. (the "Company") - and - D A R R E N T H R O O P (the "Executive") (each a "Party" and, collectively, the "Parties"). RECITALS: A. The Company and the Executive are party to an Executive Employment Agreement effective September 1, 2008 (the "Original Agreement"). B. The Parties wish to enter into this new Agreement effective as of the date set out above (the "Effective Date"), which supersedes and replaces all prior employment agreements, including without limitation the Original Agreement. THEREFORE, the Parties agree as follows: 1. DEFINITIONS In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings: "Agreement" means this Executive Employment Agreement as amended from time to time. "Base Salary" has the meaning ascribed thereto in section 4 of this Agreement. "Board" means the board of directors of Entertainment One Ltd. "Benefit Plans" has the meaning ascribed thereto in section 7.1 of this Agreement. "Bonus" has the meaning ascribed thereto in section 5.1 of this Agreement. "Cause" shall mean any conduct which would constitute just cause under applicable law. "Company" means 4384768 Canada Inc. "Compensation" means Base Salary and Bonus.

"Confidential Information" has the meaning ascribed thereto in section 11.2 of this Agreement. "Disability" means the mental or physical state of the Executive such that: (i) the Board unanimously determines that the Executive has been unable, due to illness, disease, mental or physical disability of similar cause, to fulfill his obligations as an employee or officer of the Company either for any consecutive 6-month period or for any period of 12 months (whether or not consecutive) in any consecutive 24-month period; or (ii) a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs. "Effective Date" has the meaning ascribed thereto in Recital B of this Agreement. "ESA" has the meaning ascribed thereto in section 8 of this Agreement. "Executive" means Darren Throop. "Good Reason" means any of the following occurrences without the Executive’s prior written consent, provided, however, that the Executive must notify the Company that the Executive considers that one of the following has occurred within ten (10) business days of such occurrence and must give the Company ten (10) further business days to correct the occurrence: (i) the Company assigning to the Executive duties materially inconsistent with the Executive’s position, duties or responsibilities; (ii) a material reduction by the Company of the Executive’s Compensation set out in this Agreement; (iii) any material breach of this Agreement by the Company; or (iv) the Company relocating the Executive’s principal office outside of the City of Toronto. "Intellectual Property" has the meaning ascribed thereto in section 11.3(a) of this Agreement. "Member Companies" means the affiliates and related entities of the Company, including Entertainment One Ltd. (and its subsidiaries and interests in joint ventures). "Options" has the meaning ascribed thereto in the agreement between the Executive and Entertainment One Ltd. "Original Agreement" has the meaning ascribed thereto in Recital A of this Agreement. "Parties" means 4384768 Canada Inc. and Darren Throop and "Party" means either of them. "Plan" has the meaning ascribed thereto in section 6 of this Agreement.

"Separation Package" has the meaning ascribed thereto in section 10.2(a) of this Agreement. "Term" has the meaning ascribed thereto in section 3 of this Agreement. 2. DUTIES AND RESPONSIBILITIES 2.1 Position The Executive will be employed by the Company for the term of employment set out in Section 3 in the position of Chief Executive Officer for the Company and its Member Companies, including without limitation Entertainment One Ltd. (and its subsidiaries and interests in joint ventures). In this position, the Executive will have overall responsibility for the business, strategy and operations of the Company and its Member Companies. The executive will report to the Board. The executive agrees that the Board may from time to time assign the Executive such other incidentals duties and functions that are consistent with the Executive’s skill and experience and position. The Executive will also be a member of the board of directors of Entertainment One Ltd.but shall receive no additional compensation for this role. 2.2 Full Time and Attention The Executive shall devote his full working time and attention and shall exert his best efforts, knowledge, skill and energy to the performance of the Executive's duties with the Company. The Executive shall not, without obtaining the prior written consent of the Company, assume any other employment or engage in any other business or occupation or become a director, officer, employee, agent or consultant for any other company, firm or individual while in the service of the Company. The Executive is a fiduciary of the Company and shall act at all times in the Company's best interests; provided, however, that nothing in this Agreement will preclude the Executive from engaging in personal investment, volunteer, charitable or industry activities, so long as such activities, when considered in the aggregate, are not of a type or amount such as would reasonably conflict with or otherwise hinder or impair, the efficient, proper and timely performance and discharge by the Executive of his duties and obligations under this Agreement. 2.3 Travel The Executive shall be available for such business related travel as may reasonably be required for the purposes of carrying out the Executive's duties and responsibilities. 3. TERM OF EMPLOYMENT This Agreement will be in effect from the Effective Date to April 1, 2021, subject to the termination provisions herein (the “Term”). 4. BASE SALARY (a) Subject to sections 4, while employed by the Company during the Term: (i) the Executive shall be paid an annual salary (the "Base Salary") equal to: (A) $1,075,000 from April 1, 2016 to March 31 , 2017; (B) $1,150,000 from April 1, 2017 to March 31, 2018;

(C) $1,225,000 from April 1, 2018 to March 31, 2019; (D) $1,311,000 from April 1, 2019 to March 31, 2020; and (E) $1,403,000 from April 1, 2020 to March 31, 2021. The Parties agree that the Company will pay to the Executive an amount of $259,173.81 in respect of the difference between the Base Salary under this Agreement and Base Salary payable under the Original Agreement, being pro-rated for the 11 months from April 1, 2016 to February 28, 2017. (ii) The Base Salary shall be payable in accordance with Company practices and procedures as they may exist from time to time. (iii) Base Salary shall be reviewed by the Remuneration Committee of the Board on an annual basis. 5. BONUSES 5.1 Bonus Eligibility Depending on the achievement of performance criteria mutually agreed to by the Parties, the Executive shall be eligible to receive an annual bonus of up to 150% of the Base Salary (the "Bonus"). The Bonus plan shall provide as follows: 90% target achievement will cause a 30% Bonus payment; 100% target achievement will cause a 75% Bonus payment; and 110% or more target achievement will cause a full Bonus payment. 5.2 Bonus Payment The Bonus, if any, will fall due when the Company normally pays such bonuses, and will be based upon the Executive's service during the preceding year. Subject to Section 10, bonus eligibility is conditional upon the Executive remaining in the active employment of the Company for the entire financial year in respect of which the Bonus is paid. 6. STOCK OPTIONS The Executive shall be eligible to receive a one-time grant of 3,000,000 Nil-Cost Options without performance conditions, which will fully vest upon dismissal without Cause (if prior to completion of 3-year performance period) including in the event of a takeover. In addition, the Executive shall be eligible to receive annual grants of Nil-Cost Options equivalent to up to 200% of Base Salary, subject to the rules of the Entertainment One Ltd. Long Term Incentive Plan (the "Plan") and the terms and conditions agreed to by the Remuneration Committee of the Board. 7. BENEFITS 7.1 Benefit Plans The Executive shall be eligible to participate in the Company's benefit plans which are offered to other employees of the Company at the Executive's level (the "Benefit Plans"), subject to the terms and conditions set out in the Benefit Plans policies, as amended from time to time. 7.2 Registered Retirement Savings Plan The Company shall make an annual lump sum deposit to the Executive’s RRSP account equal to the maximum contribution allowable for the year in question. The Executive shall provide all required details with respect to his RRSP account in order to allow for a proper transfer of these funds. 7.3 Life Insurance Subject to the insurer’s requirements, the Company shall pay the cost of securing life insurance for the Executive equal to 4 times the Base Salary, either through a group life insurance policy, an individual life insurance policy or a combination of both. As the Executive’s Base Salary increases, the Company shall ensure that life insurance coverage is maintained at the same value. 8. VACATION The Executive's annual vacation entitlement will be 30 business days. Payment of all vacation pay will be at Base Salary. The Executive is required to arrange vacation time to suit the essential business needs of the Company. Except to the extent required under the Employment Standards Act, 2000 (Ontario) (the “ESA”), unused vacation entitlement may not be carried over to the following year nor shall the Executive be entitled to any compensation in lieu of such vacation unless the Executive is unable to take vacation because of the business needs of the Company. 9. PERQUISITES AND EXPENSES 9.1 Automobile and Parking The Executive will be provided with the use of a BMW 5 Series vehicle or its equivalent, as selected by the Executive. All maintenance, fuel, licensing, 407/ETR charges and insurance costs relating to such vehicle shall be paid by the Company. The Executive shall be provided with a monthly parking pass at the Company’s office in Toronto. No additional monies shall be provided by the Company with respect to vehicle costs. 9.2 Professional Dues The Company shall pay all professional association dues for a maximum of three (3) association memberships that the Executive, in his discretion, considers important to his professional development. 9.3 Reimbursement of Expenses (a) The Company shall reimburse the Executive for any reasonable and proper out of pocket expenses incurred in the course of employment. Reimbursement shall be conditional upon the Executive providing an itemized account and receipts, in accordance with the Company's expense policy, as it may exist from time to time. (b) The Company shall reimburse the Executive for a business class ticket or, if such class is not provided by an airline carrier, a first class ticket, on any travel required as part of the Executive’s employment. (c) When traveling on business for the Company, the Executive shall be allowed to stay at any hotel selected by the Executive, acting reasonably. (d) The Company shall pay for all of the Executive’s meal expenses while on business. The Company acknowledges that the Executive’s meal expenses while on business may be expensive. (e) Should the Company have any concern about any expenses, the Board will discuss the matter with the Executive to resolve any issues. 9.4 Executive Medical The Executive is entitled to an annual executive medical paid by the Company as conducted by Medisys, Medcan or an equivalent service. 10. TERMINATION OF EMPLOYMENT 10.1 Termination Without Notice This Agreement and the Executive's employment with the Company may be terminated, without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute (unless otherwise required by the ESA), common law or otherwise if: (a) the Executive retires. The Executive shall not be entitled to receive any further Compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of the Executive's retirement, including, for greater certainty, a pro-rated Bonus for the year of retirement; (b) the Executive suffers from a Disability. The Executive shall not be entitled to receive any further Compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of the Executive's Disability, those benefits which may be payable in accordance with applicable insurance policies and, for greater certainty, a pro-rated Bonus for the year of Disability; (c) the Executive's employment is terminated for Cause. The Executive shall not be entitled to receive any further Compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of the Executive's termination not including, for greater certainty, any Bonus or part thereof, for the year of termination (subject to the provisions of the Directors’ Remuneration Policy); or

(d) the Executive dies. The Executive or the Executive's estate shall not be entitled to receive any further Compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of the Executive's death, including, for greater certainty, a pro-rated Bonus for the year of death, and those death benefits which may be payable in accordance with applicable insurance policies. 10.2 Termination by the Company without Cause (a) Separation Package – In addition to Section 10.1, the Company may terminate the Executive's employment at any time, without Cause, during the Term by providing the Executive with a Separation Package (the "Separation Package"), payable in a lump sum, equal to 24 months’ Compensation within two weeks of the date on which the Executive is advised of the termination of his employment and without any deduction for mitigation. The Bonus component of the Compensation payable under the Separation Package will be equal to 100% of Base Salary. (b) Continuation of Certain Benefits – As part of the Separation Package, the Executive shall also be provided with a continuation of all employment related benefits under section 7 and all perquisites under section 9, except for business expenses under section 9.3, until the earlier of the end of the 24 month period, or the date on which the benefit or perquisite is replaced; provided, however, that both short and long term disability benefit coverage will be discontinued subsequent to any statutory notice period required under the ESA. To the extent provided, continued coverage pursuant to the aforementioned Benefit Plans shall be conditional on the Executive satisfying the terms and conditions required by the individual insurance policies. (c) Vesting of Options – As part of the Separation Package, subject to the rules of the Plan or the conditions of any Options awarded to the Executive, the Executive shall be entitled to have unvested Options continue to vest during the 24-month period following the Executive’s termination date. For greater certainty, any Options that do not vest during the period of time applicable to the Separation Package shall lapse. (d) Outplacement – The Company shall pay the cost of executive outplacement counseling services provided by Knightsbridge or equivalent services provided by any other firm as agreed to by the Parties to a maximum cost for such services of $25,000. (e) Telephone – Upon termination without cause, the Executive may retain his cellular telephone and blackberry, and may transfer his cellular telephone number to his own account at his own cost. 10.3 Termination for Good Reason (a) If the Executive’s employment is terminated by the Executive for Good Reason, then he will receive the Separation Package under section 10.2 above.

10.4 Separation Package Deemed Reasonable and Sufficient (a) In consideration of the Separation Package provided herein, the Executive expressly waives any rights to notice of termination or pay in lieu thereof under common law. The Executive acknowledges that the Separation Package provided pursuant to this Agreement supersedes and replaces any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to a common law. The Executive agrees that the payments include all amounts owing for termination and/or severance pay under any contract, statute (including without limitation the ESA), common law or otherwise. As a condition to receiving the Separation Package, whether due to a termination by the Company without Cause or by the Executive for Good Reason, the Executive shall sign a Release acceptable to the Company prior to receiving the Separation Package. (b) The Executive shall not disclose the terms or the nature of the Separation Package, save and except to the Executive's spouse (if applicable), legal and financial advisors, and as may be required by law. (c) Except as set out above, the Executive shall not be entitled to any other salary or benefits of employment on termination without cause or resignation for Good Reason. The Parties acknowledge and agree that it is the intent of the Parties to comply with the ESA. 10.5 Termination by Executive Without Good Reason The Executive may resign without Good Reason upon giving 6 months' advance written notice to the Company. The Executive shall not be entitled to receive any further Compensation or benefits whatsoever other than those which have accrued up to the Executive's last day of active service with the Company. The Company may, at its discretion, waive in whole or in part such notice on payment to the Executive of all Compensation to the effective date of termination. 10.6 Actions Required Upon Termination In the event the Executive's employment is terminated for any reason, the Executive agrees to resign effective the same date from any office or directorship held with the Company or any Member Company. All equipment, documents or any other materials of any kind created or used by the Executive in the course of employment, or otherwise furnished by the Company or its customers, suppliers, distributors, employees, consultants or Member Companies and in the Executive's possession or control, shall be surrendered to the Company, in good condition, promptly upon the Executive's termination of employment, irrespective of the time, manner or cause of termination. 11. EMPLOYEE COVENANTS 11.1 Acknowledgement (a) In the course of employment with the Company, the Executive has maintained and shall maintain close working relationships with the customers, clients, suppliers, distributors, consultants, agents and employees of both the Company and its Member Companies. (b) Due to the sensitive nature of the Executive's position and the special access that the Executive has had and will have to both the Company's Confidential Information (as hereinafter defined) and Intellectual Property (as hereinafter defined), the Executive will be in a position to irreparably harm the Company should the Executive (either during the Executive's employment with the Company, or subsequent to the termination of such employment) enter into competition with the Company (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Executive's employment to the detriment of the Company. (c) The Executive acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Company's interests if made available to a competitor, or if used against the Company for competitive purposes. (d) The Executive agrees that the covenants and restrictions contained in this Section 11 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement. (e) If the covenants and restrictions contained in this Section 11 are found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of Section 11, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration. 11.2 Confidential Information During the course of the Executive's employment with the Company, the Executive will have access to and be entrusted with confidential information relating to the Company, its Member Companies, and their respective customers, clients, suppliers, distributors, consultants, agents and employees (the "Confidential Information"), the particulars of which, if disclosed to competitors of the Company or to the general public, would be detrimental to the best interests of the Company. The Executive, therefore, agrees that the Confidential Information is the exclusive property of the Company, and that while employed by the Company and at all times thereafter, the Executive shall not, without the prior written consent of the Company, (a) reveal, disclose or make known any Confidential Information to any person; or (b) use the Confidential Information for any purpose, other than for the purpose of the Company. 11.3 Intellectual Property (a) All worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, or designed by the Executive, either alone or jointly with others, in the course of the Executive's employment with the Company and in any way relating to the business of the Company (the "Intellectual Property"), shall vest in and be the exclusive property of the Company. (b) Both during the Term and following termination of employment with the Company, the Executive shall fully and promptly disclose to the Company, complete details of any Intellectual Property right arising in connection with the Executive's employment, with the intention that the Company shall have full knowledge and ownership of the working and practical applications of such right. (c) At the expense of the Company, the Executive shall co-operate in executing all necessary deeds and documents and shall co-operate in all other such acts and things as the Company may reasonably require in order to vest such Intellectual Property rights in the name of the Company. (d) The Executive hereby waives any and all author's, moral, and proprietary rights that the Executive may now or in the future have in any Intellectual Property developed in the course of the Executive's employment with the Company. (e) The Company shall have the sole and exclusive ownership of and right of control over any and all business, customers, and goodwill created or developed by the Executive in the course of the Executive's employment with the Company, including all information, records, and documents concerning business and customer accounts and all other instruments, documents, records, data, and information concerning or relating to the Company's business activities, interests and pursuits. 11.4 Non-Competition The Executive shall not, either while employed with the Company or for a period of 24 months subsequent to the Executive's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, employee, consultant, or in any capacity whatsoever, engage in or in any way be concerned with any business or enterprise relating to film, television and music production and sales, family programming, merchandising and licensing, and digital content activities within Canada and the United States. 11.5 Non-Solicitation The Executive shall not, either while employed with the Company or for a period of 24 months subsequent to the Executive's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, employee, consultant, or in any capacity whatsoever: (a) solicit, attempt to solicit, call upon, or accept the business of any firm, person or company who is or was a customer, client, supplier or distributor of the Company or its Member Companies in the last 12 months prior to the Executive’s termination in respect of the Company's business; (b) solicit, attempt to solicit, or communicate in any way with any employees or consultants of the Company or its Member Companies for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity; or (c) hire, whether as an employee, consultant or otherwise, any person who, either at the time of the Executive's termination of employment, or who at any time within the preceding 12-month period, was employed or engaged by the Company or Member Companies. 11.6 Non-Interference The Executive shall not, either while employed with the Company or for a period of 12 months subsequent to the Executive's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, employee, consultant, or in any capacity whatsoever: (a) take advantage of, derive a benefit or otherwise profit from any business opportunities that the Executive became aware of in the course of employment with the Company even if the Company does not take advantage of or exploit such opportunities; or (b) take any action as a result of which relations between the Company or its Member Companies and their consultants, customers, clients, suppliers, distributors, employees or others would reasonably be expected to be impaired or which might otherwise be reasonably expected to be detrimental to the business interests or reputation of the Company or its Member Companies. 12. GENERAL 12.1 Severability If, in any jurisdiction, any provision of this Agreement or its application to either Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other parties or circumstances.

12.2 Entire Agreement This Agreement, and the agreements and other documents referenced in this Agreement (other than the Original Agreement), constitute the entire agreement between the Parties and set out all the covenants, promises, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede and replace all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise (including without limitation the Original Agreement). There are no covenants, promises, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and the agreements and other documents referenced in this Agreement. 12.3 Enforcement All covenants, provisions and restrictions contained in this Agreement, and without limitation, the covenants, provisions and restrictions contained in Section 11, are reasonable and valid, and the Executive hereby waives all defenses to the strict enforcement of such covenants, provisions and restrictions by the Company. Section 11 shall survive the termination of this Agreement, and the Company's obligation to provide any Separation Package or related continuation of benefits subsequent to the Executive's termination of employment is conditional upon the Executive's ongoing compliance with the obligations under Section 11. 12.4 Enurement This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, any successor by reason of amalgamation of the Company and the Executive's heirs, executors, administrators and personal representatives. 12.5 Assignment The Executive may not assign any of the Executive's rights or delegate any of the Executive's duties or responsibilities under this Agreement. The Executive hereby consents to the Company assigning its rights, duties and obligations under this Agreement to a Member Company or to a purchaser or transferee of a majority of the Company's outstanding capital stock or to a purchaser of all, or substantially all of the assets of the Company, conditional on such Member Company, purchaser or transferee agreeing to comply with the terms of this Agreement. 12.6 Legal Advice The Executive acknowledges that the Executive has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Executive to seek independent legal advice prior to executing this Agreement.

Scanned with CamScanner Execution Version Al\IEND ING AGREEMENT THIS AMENDING AGREEMENT (the "Agreement'') is made as of July 25, 20 19 (the " Effective Date"). U E TWEEN: 4384768 CANADA INC. (the "Company") -and- DARREN THROOP (the "Executive") (each a "Party" and collectively, the "Parties") RECITALS: A. The Parties are party to an Employment Agreement dated March 22, 201 7 (the "Or·iginal Agreement"). B. The Parties wish to amend the Original Agreement as set out herein effective as of April 1, 20 19 (the "Effective Date"). NOW THEREFORE THJS AGHEEIVlEr-~ ~1 \V~TNJ~SSETH that, in consideration of the premises and the mutual covenants herei rr:tfrc~ :..e; f\Yth, and other good and valuable consideration, the receipt and sufficiency of \\ ';!Til i ~: ~:cr·;·t-y :1cknowledged by each Party, the Parties covenant and agree as follows: ARTICLE I INTERPRETATiON 1.1 Each term denoted herein by initial capital letters and not otherwise defined shall have the meaning ascribed thereto in the Original Agreement, unless the context requires otherwise. ARTICLE 2 AMENDMENTS 2.1 The Original Agreement is hereby amended as of the Effective Date as follows: (A) Section I (Definitions) shall be amended by the addition of the following:

Scanned with CamScanner - 2 - "Citange of Control" means the occurrence of any of the e1·ents described in Section 13.3 ofthe Plan; "Change of Control Separation Package" has the meaning ascribed thereto in Section 10.3 ofthis Agreement; (B) Section 4 (Base Salary) shall be deleted and replaced with the following: 111e txecutive will be paid an am mal salary of $1,261,750 (the "Base Salary''), payable in arrears in instalments in accordance with the Company's payroll practices, as amended from time to time. The Base Salary will be reviewed annually by the Board's Remuneration Commillee. Future increases, if any, shall be in the sole discretion of the Remuneration Commillee of the Board. (C) Section 5.1 (Bonus Eligibility) shall be deleted and replaced with the following: 5.1 Bonus Eligibility Depending on the achievement of performance criteria mutually agreed to by the Parties, the Executive shall be eligible to receive an annual bonus of up to 200% of the Base Salary (the "Bonus'). The Bonus plan shall provide as follows: 90% target achievement will cause a Bonus payment of 60% of Base Salary; 100% target achievement will cause a Bonus payment qf 100% of Base Salary; and 110% or more target achievement will cause a full Bonus payment of 200% of Base Salary. The annual bonus payment will be calculated on a straight-line basis between a Bonus payment of 60% of Base SalaJy at 90% of target and a Bonus payme111 of 100% of Base Salary at 100% of target and on a straight-line basis between a Bonus payment of 100% of Base Salary at 100% of target and a Bonus payment of 200% of Base Salary at 200% of target. (D) Section 6 (Stock Options) shali be deleted and replaced with the following: The Execulive shall he eltgh!r.: /(' r :.:'fiH' annual grants of Nil-Cost Options equivalent to up to 300% o f j?1,: ,- ~~(r,'r;7y each fiscal year of the Term following April 1, 2019, su~ject In lh:: ; ,.t:: ., ./ th!' Emertainment One Ltd. Long Term Incentive Plan (the ''Plan'') and fhe terms and conditions (including without limitation pe1jormance cotllltttom) aweed to hy the Remuneration Commillee of the Board, in its sole discretion.(£) Section 10.2 (Termination by the Company without Cause) is deleted and replaced with the following: I 0.2 Termination by the Company wit/tout Cause Outside of a Change of Control (a) Separation Package -In addition to Section 10.1, other than in the circumstances described in Section 10.3, the Company may terminate the Executive's employment at any time, without Cause, during the Term by providing the Executive with a Separation Package (the "Separation Package'), payable in a lump sum, equal to 12 months~ Compensation within 11vo weeks of the date on which the Executive is advised of the termination of his employment and without any deduction for mitigation, subject to the conditions set out herein. The Bonus component of the Compensation payable under the Separation Package ,,viii be equal to 100% of Base Salary.

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(b) *Continuation of Certain Benefits - As part of the Separation Package, the Executive shall also be provided with a continuation of all employment related benefits under section 7 and all perquisites under section 9, except for business expenses under section 9.3, until the earlier of (i) the end of the 12-month period; or (ii) the date on which the benefit or perquisite is replaced; provided, however, that both short and long term disability benefit coverage will be discontinued subsequent to any statutory notice period required under the ESA. To the extent provided, continued coverage pursuant to the aforementioned Benefit Plans shall be conditional on the Executive satisfying the terms and conditions required by the individual insurance policies.*

(c) *Vesting of Options - As part of the Separation Package, subject to the rules of the Plan or the conditions of any Options awarded to the Executive, the Executive shall be entitled to have unvested Options continue to vest during the 12-month period following the Executive's termination date. For greater certainty, any Options that do not vest during the period of time applicable to the Separation Package shall lapse.*

(d) *Outplacement - The Company shall pay the cost of executive outplacement counseling services provided by Knightsbridge or equivalent services provided by any other firm as agreed to by the Parties to a maximum cost for such services of $25,000.*

(e) *Telephone and Laptop - Upon termination without Cause under this Section 10.2, the Executive may retain his cellular telephone and laptop computer, and may transfer his cellular telephone number to his own account at his own cost.*

(F) A new Section 10.3 is included as follows:

10.3 Termination by the Company without Cause Following a Change of Control

(a) *Change of Control Separation Package - Notwithstanding Section 10.2, in the event that the Executive is terminated without Cause within 12 months following a Change of Control, during the Term, the Executive shall be provided with a Change of Control Separation Package (the "**Change of Control Separation Package**"), payable in a lump sum, equal to 24 months' Compensation within two weeks of the date on which the Executive is advised of the termination of his employment and without any deduction for mitigation, subject to the conditions set out herein. The Bonus component of the Compensation payable under the Change of Control Separation Package will be equal to 100% of Base Salary.*

(b) *Continuation of Certain Benefits - As part of the Change of Control Separation Package, the Executive shall also be provided with a continuation of all employment related benefits under section 7 and all perquisites under section 9, except for business expenses under section 9.3, until the earlier of the end of the 24 month period, or the date on which the benefit or perquisite is replaced; provided, however, that both short and long term disability benefit coverage will be discontinued subsequent to any statutory notice period required under the ESA. To the extent provided, continued coverage pursuant to the aforementioned*

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Scanned with CamScanner - 4 - Benefit Plans slla/1 he conditional un the J-;;xecutil'(! satisfying the terms and conditions required hy the indil·idual insurance policies. (c) J ·esting of Options - As part (if the Change of Control Separation Package, subject to the mles (if the Plan ur the cunditio11s of any Options mmrded tu the J~xecutil·e, the 1-.~recutiw shall he entitled to h(ll'e lllll'ested Options continue to \'est durinK the 2-1-molllh period following the txecutil·e's termination date. For greater certainty, any Options that do not l'est during the period of time applicable to the Separation Package shall lapse. (d) Outplacement - The Company shall pay the cost of executh·e outplacement counseling sen ·ices provided by Knightsbridge or equim lent services provided by any other firm as agreed to hy the Parties to a maximum cost f or such services of $25,000. (e) Telephone and l aptop- Upon termination ll'ithout Cause under this Section 10. 3, the Executive may retain his cellular telephone and laptop computer and may transfer his cellular telephone number to his ow11 account at his 0'1-1'11 cost. (G) Section 10.3 (Termination for Good Reason) shall become Section 10.4 and deleted and replaced as fo llows: I 0.4 Termination for Good Reason If the Executive's employment is terminated hy the F.xecutil•e fur Good Reason. then he will recei1·e (a) the Separation Package under Section !0.2 u!Jo, ·e. if such termination occurs outside of the 12-month periodfol/oll'ing a ('lf:•::ge r~f Control; or (h) the Change of Control Separation Package under Sec/lOll Ju.3 d •on:. ~~ such tenuination occurs within 12 monthsfolloll'ing a C'hange of Co.'!! mi. s.d:j'-·,;r M ,.;ie cundttions set out herein (H) Section 10.4 (Separation Package Deemed P.:.asonable and Sufficient) shall become Section 10.5 and deleted and replaced with the following: 10.5 Separation Package or Change of Control Separation Package Deemed Reasonable and Sufficient (a) In consideration of the Separation Package, or the Change (if Control Separation Package, as applicahle, the l~xecutil ·e expressly ll'ail•es any rights to notice of termination or pay in lieu there(?!. ll'hether under statute (including without limitation the /~SA), common !all', cil'il law or otherll'ise. The F:xecutive acknowledges that the Separation Package or Jhe C'hange of Control Separation Package, as applicahle, supersedes and replaces any and all rights to reasonable notice (if termination that the J-7xecutive might otherwise he entitled to at common law. The 1;;xecutil'e agrees that the payments and other benefits include all amounts and entitlements owing for notice (?!termination, pay in lieu of notice, and severance pay, ll'hether under contract. the 1~'SA. common law, or otherwise. As a condition of. and prior to, receiving the paymellfs and benefits of the Separation Package or the Change of Control Separation Package (as applicable) which exceed the minimum requirements of the ESA, the Exccutil·e

Scanned with CamScanner - 5 - shall sign a Release acceptable to the Company prior to receiving the Separation Package or the Change ofComrol Separation Package, as applicable. In no event is the Executive is entitled to holh the Separation Package and the Change of Control Separation Package. (b) ll1e Executive shall not disclose the terms or the nature C?f the Sepamtion Package or the Change of Control Separation Package, as applicable, save and except to the Executive's .~pause (if applicable), legal and financial advisors, and as may be required by law. (c) Except as set out above, the Executive shall not be entitled to any other sa/cay or benefits C?f employment on termination without Cause or resignation for Good Reason. l11e Parties acknowledge and agree that it is the intent of the Parties to comply with the ESA. (1) Section 10.5 (Termination by Executive without Good Reason) shall become Section I 0.6 and Section I 0.6 (Actions Required Upon Termination) shall become Section 10.7. (J) Section 11.4 (Non-Competition) shall be amended by replacing the words "24 months·· in the first sentence with the words "12 months··. (K) A new Section 12 shall be added as follows: 12. SHAREHOLDING GUIDELINES In order to better align the Executive's interests with shareholder interests, share ownership guidelines have been adopted for the Executive. Without limitation, these guidelines provide that: (a) No later than April 1, 2021, the b·ecntive shall he expected to hold shares in Entertainment One Ltd. ll'ilh a market :;afue equal to 500% of the Base Sa/my. Shares suNect to awcmJs whir:il hrr:·.: I'Of;' d hur hove not heen realised (e.g. still within the holding period) s/;cr/.! :;o::•.:: f! ; i : ·:,l·~·:..:t (?f these guidelines on a net qf assumed tax basis; (b) once the f~'xecutive has achic: l'r~d fu:·; .h1.m: (111'/lership requirement, the E"(ecutive will he required to maintam ul lee.>.- !haf !cl'el f or the duration (?f the Executive's employment, and shall in any event hold any sharesfor two years following their vesting date; (c) from April /, 20/9, any grants under the Plan will include provisions that the holding period applies to new awards under the Plan; (d) in the event that the Executive is terminated without Cause during the Term, any unvested award will vest subject to sati.'ifaction qf the pe1jormance conditions. In the event that the Executive is terminated with Cause, any outstanding unvested awards will/apse in.fu/1 on the termination date;

Scanned with CamScanner - 6 - (e) the J;;xecutil·e shall he required to maintain the slwrelwldin;: fe,·e/ set out in suhsection (a) until the .firsr-year annil ·ersmJ• date .fol!oll'ill}! termination (if emplr~J·menr .for Oil)' reawm. a11cl at/east 50% (!(such sharelwhlinJ! le1·e/ hetll'ee/1 the first alll l seco!ld-allllil'ersm:r dmes .fol/ull'i!IJ! termination £if employment: JH·m·ided. ho11'e1·er. that such requirement ll'ould only app~v to shares acquired from Plan a 11·ards ;:ramecl.fol!u ll'ing April I. 20/9 and ll'ould not apply to shares already acquireci.fmm incentil•es and personal investments. In the e1•ent that these ,;uidelines are not adhered tu hy the F:xecutive. any outs/a11ding 1111\'ested a 11·ards under the f J!clll ll'i/1 lapse 0 11 the first-year Cllllliverscny date following termination £?( employment/or any reason. (L) Section I 2 (General) shall become Section I 3. ARTICLE 3 GENERAL 3. 1 This Agreement is supplemental to and shall be read with and be deemed to be part ofthe Original Agreement. 3.2 This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. 3.3 All terms and conditions of the Original Agreement other than as amended hereby are hereby confirmed and ratified in all respects anci shall comirvJ•• m fi1ll force and effect. The Parties acknowledge and agree that tbe E:-:ecutive ~in:i t !1c [ xceutive' s employment shall be bound by the terms of the Original Agreemen: .>.~ ;m·,(:l!d(!d herein. effective as of the Effective Date. 3.4 The provisions of this Agreement shall enure tl' the !);: nc~·) , ·:-:!· c:nc be hinding upon the Parties and their respective heirs, administrators. txetaJi.or:::.. successors (including any successor by reason of amalgamation of any Par1 y) and pcrrmtted assigns. 3.5 l f any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other condi tions and provisions of thi s Agreement shal l nevertheless remai n in ful l force and efTect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Part ies shall negotiate in good fa ith to mod ify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originall y contemplated to the fi.tll est extent possible. 3.6 This Agreement may be executed in any number of' counterpat1s and by the different Parties hereto in separate counterparts, with the same efl'ect as if all Parties had signed the same document. All such counterparts will be deemed to be an original, shall be construed together and shall constitute one and the same agreement. The Par1ies hereto agree that this Agreement may be transmitted by facsimile and that reproduction of signatures by facsimile will be treated as binding as if' originals and each Party hereto

Scanned with CamScanner - 7 - undertakes to provide each and every Party with a copy of the Agreement bearing original signatures forthwith upon demand . IN WITNESS OF WHICH the parties have duly executed this Agreement on the date first written above. SIGNED, SEALED & DELIVERE:Q In the presence of: o/r~~ 4384768 CANADA INC. Title:

20 February